Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 8 DATED MARCH 1, 2017
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated November 15, 2016, Supplement No. 2, dated November 23, 2016, Supplement No. 3, dated December 1, 2016, Supplement No. 4, dated January 3, 2017, Supplement No. 5, dated January 13, 2017, Supplement No. 6, dated February 1, 2017 and Supplement No. 7, dated February 10, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from February 1, 2017 through February 28, 2017, for each of our classes of common stock.
Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from February 1, 2017 through February 28, 2017.

Date	NAV per Share
	Class E	Class A	Class W	Class I
February 1, 2017	$7.57	$7.57	$7.57	$7.57
February 2, 2017	$7.56	$7.56	$7.56	$7.56
February 3, 2017	$7.56	$7.56	$7.56	$7.56
February 6, 2017	$7.56	$7.56	$7.56	$7.56
February 7, 2017	$7.56	$7.56	$7.56	$7.56
February 8, 2017	$7.55	$7.55	$7.55	$7.55
February 9, 2017	$7.55	$7.55	$7.55	$7.55
February 10, 2017	$7.55	$7.55	$7.55	$7.55
February 13, 2017	$7.55	$7.55	$7.55	$7.55
February 14, 2017	$7.55	$7.55	$7.55	$7.55
February 15, 2017	$7.55	$7.55	$7.55	$7.55
February 16, 2017	$7.55	$7.55	$7.55	$7.55
February 17, 2017	$7.55	$7.55	$7.55	$7.55
February 21, 2017	$7.55	$7.55	$7.55	$7.55
February 22, 2017	$7.55	$7.55	$7.55	$7.55
February 23, 2017	$7.55	$7.55	$7.55	$7.55
February 24, 2017	$7.55	$7.55	$7.55	$7.55
February 27, 2017	$7.55	$7.55	$7.55	$7.55
February 28, 2017	$7.55	$7.55	$7.55	$7.55
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.